THE MEMBERSHIP INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH MEMBERSHIP INTERESTS WERE ISSUED IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION CONTAINED IN THE SECURITIES ACT. THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER THE RELEVANT STATE SECURITIIES ACTS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED. ALL MEMBERSHIP INTERESTS OF THE COMPANY ARE GOVERNED BY THE TERMS OF THIS OPERATING AGREEMENT, INCLUDING THE ADDITIONAL TRANSFER RESTRICTIONS CONTAINED HEREIN AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT. BASED UPON THE FOREGOING, EACH HOLDER OF A MEMBERSHIP INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF AN INVESTMENT THEREIN FOR AN INDEFINITE PERIOD OF TIME.

OPERATING AGREEMENT

OF

Cloud Title Partners LLC,

a Florida Limited Liability Company

This Operating Agreement of Cloud Title Partners LLC is executed as of January 8, 2024 (the “Effective Date”), by the persons who sign and are identified as “Members” and “Manager” in this Agreement.

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with reference to any person, any other person controlling, controlled by or under direct or indirect common control with such person.

“Agreement” means this Operating Agreement, as the same may be amended from time to time.

“Appraisal Rights procedures” means those provisions contained in Sections 605.1006 and 605.1061 to 605.1072 of the Florida Statutes, as may be amended from time to time.

“Articles of Organization” means the initial, amended, and restated articles of organization of the Company.

“Associate Member” means each Member with respect to such Member’s ownership of Associate Member Interest, including any Person who has been approved as a substitute Member of an Associate Member in accordance with the Agreement.

“Associate Membership Unit” means the Membership Interest designated as such in accordance with Article III of this Agreement.

“Debtor in Bankruptcy” means a person who is the subject of a) an order for relief under Title 11 of the United States Code or a successor statute of general application; or b) a comparable order under federal, state, or foreign law governing insolvency.

“Business Day” means Monday through Friday, excluding any day that a national banking association is not open for normal business transactions.

“Capital Account” means a capital account maintained for a Member as provided by Treasury Regulation 1.704-1(b)(2)(iv) of the Regulations of the Internal Revenue Service.

“Capital Contribution” means the amount of money and the Net Value of property or services other than money contributed to the Company by a Member.

“Capital Commitment” of a Member represents the aggregate amount of capital that such Member has agreed to contribute to the Company.

“Company” means Cloud Title Partners LLC, a Florida limited liability company.

“Default Interest Rate” means a rate per annum equal to the lesser of (a) one percent (1%)plus the prime rate published in The Wall Street Journal on the day the rate is determined (or the most recent day on which The Wall Street Journal was published if the paper is not published on the day the rate is determined), or, (b) the maximum rate permitted by applicable law.

“Founding Member” means each Member with respect to such Member’s ownership of Founding Membership Interest, including any Person who has been approved as a substitute Member of a Founding Member in accordance with the Agreement.

“Founding Membership Unit” means the units designated as such in accordance with Article III of this Agreement.

“FRLLCA” means the Florida Revised Limited Liability Company Act, including any successor statute, as may be amended from time to time.

“Former Member” means any person who had executed this Agreement, as of the date of this Agreement as a Member, or hereafter admitted to the Company as a Member, as provided in this Agreement, but who is no longer a Member of the Company; however, this term does not include a person who ceases to be a Member as a result of bankruptcy, default or expulsion.

“Fundamental Business Transaction” means (a) a merger, (b) a conversion, or (c) a sale, lease, exchange or other disposition (other than by way of a pledge, mortgage, deed of trust or trust indenture) of all or substantially all the Company's property and assets (with or without good will), other than in the usual and regular course of the Company's business.

“General Interest Rate” means a rate per annum equal to the lesser of (a) the prime rate published in The Wall Street Journal on the day the rate is determined (or the most recent day on which The Wall Street Journal was published if the paper is not published on the day the rate is determined), or, (b) the maximum rate permitted by applicable law.

“Internal Revenue Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Manager” shall mean any such Person that has been appointed by the Founding Members as the Person(s) in charge of the day-to-day operations of the Company.

“Member” means any person executing this Agreement as of the date of this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any person who has ceased to be a Member of the Company.

“Membership Class” means the classes of Membership Interest described in Article 3 of this Agreement, with their respective rights and obligations.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Net Value” means, in connection with a Capital Contribution of property, the value of the asset less any indebtedness to which the asset is subject when contributed.

“Percentage Interest” means the ratio in which the Members shall share profits and losses, as provided in this Agreement. The sum of the Members' Percentage Interests shall be one hundred percent (100%).

“Person” means any business entity, trust, estate, executor, administrator, or individual.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

“Simple Majority” means one or more Members of the Founding Member Class having among them more than fifty percent (50%) of the Percentage Interests of all Founding Members.

“Super Majority” means one or more Members of the Founding Member Class having among them more than sixty-six and sixty-seven hundredths percent (66.67%) of the Percentage Interests of all Founding Members.

“Transfer” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other form of transfer of a Membership Interest or any portion of a Membership Interest, whether voluntary or involuntary, whether attempted or completed, and whether during the transferor's lifetime or upon or after the transferor's death, including by operation of law, court order, judicial process, foreclosure, levy or attachment.

“Transferable Interest” means the right, as initially owned by a person in the person's capacity as a Member, to receive distributions from a limited liability company in accordance with this Agreement, whether the person remains a Member or continues to own a part of the right. The term applies to any fraction of the interest, by whomever owned.

“Transferee” means a person to which all or part of a Transferable Interest is transferred, but who has not been admitted to the Company as a Member.

“Units” mean, if ownership in the Company is expressed in Units, units of ownership in the Company, that, with respect to each Member, entitles the Member to a Membership Interest which, if applicable, is expressed as the number of Units set forth opposite the name of each Member on Exhibit A, as may be adjusted from time to time pursuant to this Agreement.

“Waivable Provisions” means those provision of the FRLLCA that are not made expressly non-waivable under the FRLLCA.

Other terms defined herein have the meaning so given them.

ARTICLE II

ORGANIZATION

2.01Formation. The Company has been organized as a Florida limited liability company by filing Articles of Organization with the Secretary of State of Florida, which may be amended or restated from time to time.

2.02Name. The name of the Company is “Cloud Title Partners LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.

2.03Registered Office and Registered Agent. The registered office of the Company required by the FRLLCA to be maintained in the State of Florida shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Florida shall be the initial registered agent named in the Articles of Organization or such other person or persons as the Members may designate from time to time in the manner provided by law.

2.04Principal Office and Other Offices. The principal office of the Company in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of Florida. The Company may have such other offices as the Members may designate from time to time.

2.05Purposes. The primary purposes of the Company shall be any and all lawful business.

2.06Powers. The Company shall have all powers necessary, suitable or convenient for the accomplishment of the purposes of the Company, including without limitation (a) to make and perform all contracts; (b) to borrow or lend money and secure payment thereof; (c) to engage in all activities and transactions; and (d) to have all powers available to a limited liability company under (i) the FRLLCA, (ii) any other laws in the State of Florida, and (iii) the laws of any other jurisdiction where the Company conducts business.

2.07Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Florida, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall immediately execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08Term. The Company will commence on first proper filing of Articles of Organization for the Company with the Secretary of the State of Florida, and will continue until the Company terminates under the terms of this Agreement.

2.09Mergers and Exchanges. The Company may be a party to a merger, an exchange, or other acquisition under the FRLLCA, subject to the requirements of this Agreement.

2.10 No State-Law Partnership. The Members intend that the Company not be a partnership, a limited partnership, or a joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.11. Rights of Third Parties; Creditors Not Benefited. This Agreement is entered into by and among the Members for the exclusive benefit of the Company, its Members, the Manager, and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or is to be construed to give to any creditor of the Company or any creditor of the Manager, the Members or any other Person whatsoever, other than the Manager, the Members and the Company, any legal or equitable right, remedy or claim under or with respect to this Agreement or any of its covenants, conditions or provisions, and such provisions are and shall be held to be for the sole and exclusive benefit of the Manager, the Members and the Company. Without limiting the generality of the foregoing, no creditor shall be entitled to require the Manager or a Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against the Manager or such Member, whether arising under this Agreement or otherwise.

ARTICLE III

MEMBERSHIP

3.01Authorization of Units. Interests shall be represented by Units, and the Company is authorized to issue Units representing such Interests, in whole or fractional amounts. The number of Authorized Units that the Company currently is authorized to issue is 1,000,000 Membership Units. The names and addresses of the Members and the respective number and class of Units held by each are set forth opposite their names on the members ledger, which shall be kept by the Founding Members or their appointees. The Company may update the ledger from time to time to reflect any change in the Members or any other information contained therein. Unless otherwise determined by a Super Majority of the Members, each Member Unit issued after the date hereof shall be issued pursuant to a Capital Contribution or Profit-Sharing Agreement in form and substance acceptable to the Members, and the purchaser of such Member Unit(s) shall execute a counterpart signature page to this Agreement in form and substance acceptable to the Members.

3.02Additional Units, Classes and Derivative Rights. The Members may issue any Authorized Units to new or current Members of the Company as dictated by this Agreement or the Members shall, from time to time, determine. The Members, upon obtaining the approval of a Super Majority of the Members, may: (i) increase the number of Authorized Units; and/or (ii) create one or more additional classes of Units, having such designations, preferences and relative participating, optional or other special rights as may be fixed by the Members by a vote of a Super Majority of the Members. The increase in the number of Authorized Units or the creation of any new class of Units shall be set forth in an amendment to this Agreement, which, in the case of a new class of Units, shall indicate the designations, preferences and relative participating, optional or other special rights applicable thereto. The Members may cause the Company to issue any derivative rights on such terms as the Members shall determine and a Super Majority of the Members shall approve. No prospective Member may be admitted to the Company until such prospective Member executes a Member signature page to this Agreement in form and substance satisfactory to the Members and complies with any additional admittance requirements as dictated by this Agreement. The following is the list of classes, whose percentages and voting rights are discussed more thoroughly below.

3.02.1Founding Member Class. The Founding Member Class shall collectively own fifty percent (50%) of the Company’s Membership Interest. If there is more than one Member in this Membership Class, then the individual Member’s Membership Interest percentage in the Company is based on the Member’s share in this Membership Class. A Member in this Membership Class may also hold an interest in the other Member Classes simultaneously. New Members to the Founding Member Class may only be admitted with the consent of all Member’s currently in this Membership Class, and subject to other admittance requirements outlined elsewhere in this Agreement.

The Founding Member Class is the sole Class with voting rights, with Members having one vote per Membership Unit. At the time of executing this Operating Agreement, the Founding Member Class Members are listed in Exhibit A to this Agreement.

3.02.2Associate Member Class. This Membership Class shall collectively own fifty percent (50%) of the Company’s Membership Interest. If there is more than one Member in this Membership Class, then the individual Member’s Membership Interest percentage interest in the Company is based on the Member’s share in this Membership Class. A Member in this Membership Class may also hold an interest in the other Member Classes simultaneously. Admission of new Members to this Membership Class is governed in accordance with Section 3.04 below.

3.03Initial Members, Capital Commitments, and Percentage Interests. Any Person listed on Exhibit A is hereby admitted to the Company as a Member, effective contemporaneously with the Effective Date of formation of the Company. Set forth opposite the name of the Member listed on Exhibit A is such Member's Capital Commitment and her type and Percentage of Interest. Exhibit A may be amended from time to time to reflect changes in or additions to the membership of the Company. Any such amended Exhibit A shall (a) supersede all prior Exhibit A's, (b) become part of this Agreement, and (c) be kept on file at the principal office of the Company. The Member represents that the Member is acquiring an interest in the Company for the account of such Member and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended, or any state securities laws, especially the Florida Securities and Investor Protection Act. The Member will not transfer such interest in contravention of that act or any applicable state or federal securities laws.

3.04Additional Members. Additional Persons may be admitted to the Company as Additional Members from time to time on such terms and conditions set for below, or as shall be amended in this Agreement by the consent of a Super Majority of Members. The terms of admission or issuance must specify the Percentage Interests and the Capital Commitments applicable thereto. The terms of admission or issuance may also provide for the creation of different classes or groups of Members and having different rights, powers, and duties. The Members shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Members.

3.04.1Associate Member. A Person may be admitted as an Associate Member if a subscription agreement is properly executed, submitted to, and accepted by the Company. To be admitted as Associate Member, a Person must be an active, Florida licensed real estate agent or broker. If an Associate Member fails to remain licensed and active then the Company hereby reserves the right to re-purchase such Associate Member’s Membership Interest for the amount reflected in that Associate Member’s capital account. To be considered active, a licensee must have been licensed for at least two (2) years, and close a minimum of ten (10) transactions per year, based on a rolling two-year average.

3.04.2Limitations and Construction. No Associate Member shall hold themselves out as an officer, Manager or managing Member of the Company unless otherwise appointed by the Members to such a position.

3.04.3Allocations to Newly Admitted Associate Members. As set forth in Section 5.01, a newly admitted Associate Member shall not be entitled to receive any allocations of profit or loss until the first day of the calendar quarter immediately following the date of such Associate Member's admission to the Company.

3.05Member Rights Specified in Agreement. Except as otherwise specifically provided in this Agreement, no Member shall have the right (a) to sell, transfer or assign its interest in the Company; (b) to require partition of the property of the Company; or (c) to compel the sale of Company assets.

3.06No Authority. Except as otherwise specifically provided in this Agreement, no Member (other than a Manager) has the authority or power to (a) transact business in the name of or on behalf of the Company, (b) bind or obligate the Company, or (c) incur any expenditures on behalf of the Company.

3.07Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

3.08Withdrawal. A Member may dissociate as a Member of the Company at any time by withdrawing as a Member by express will. The Member shall be dissociated upon the Company receiving notice of the person's express will to withdraw as a Member, or a date later than that of the notice, if specified by the Member. Any dissociation shall be deemed “wrongful” under the FRLLCA, and the Member shall be liable to the limited liability company and to the other Members for damages caused by the dissociation. Withdrawal, dissociation or transfer of Membership Interest is governed elsewhere in this Agreement.

3.09Voting Rights of Units. The Founding Members have the right and power to vote on all matters with respect to which the Articles of Organization, this Agreement, or the FRLLCA requires or permits. Unless otherwise stated in this Agreement or required under the FRLLCA, the vote of the Founding Members holding at least a majority of the Voting Interest of the Company is required to approve or carry out an action. distributed to the Partner Member Class.

3.09.1The Founding Member Class shall collectively own fifty percent (50%) of the Company’s Membership Interest, and shall be entitled to collectively cast one hundred percent (100%) of the total Membership vote. If there are no Members of the Associate Member Class, then the Founding Members shall collectively own one hundred percent (100%) of the Company’s Membership Interest.

3.09.2The Associate Member Class shall collectively own fifty percent (50%) of the Company’s Equity. The Associate Member Class shall have no voting rights.

3.10Representations and Warranties. Each Associate Member hereby represents and warrants to the Company, to the Managers, and each other Member that: (a) the Member acquired or is acquiring its, his, or her Units in the Company for the Member’s own account as an investment and without an intent to sell, transfer, or distribute the Units; and (b) the Member acknowledges that the Units have not been registered under the Securities Act of 1933, 15 U.S.C. § 77a, et seq., as amended, and may not be resold or transferred by the Member (i) without appropriate registration or the availability of an exemption from such requirements; (ii) without strictly conforming to the requirements of this Agreement; and (iii) without strictly conforming to the requirements and restrictions of the Florida Securities and Investor Protection Act.

3.11Specific Limitations on Member Rights. Except as otherwise provided in this Agreement, in addition to the limitations, requirements, and other provisions of this Agreement, and to the applicable provisions of the FRLLCA, each Associate Member, and every Unit, shall be taken and held subject to the following:

3.11.1No Member (who is not also the Manager) shall have the right to participate in the management of the Company, or have any authority to bind the Company in any manner, except as otherwise specifically provided herein, or as may be expressly delegated in writing to the Member by the Manager.

3.11.2No Associate Member shall have the right to vote on any matters except as otherwise specifically provided herein, or unless a specific provision of the FRLLCA otherwise requires, which such provision may not be amended or modified by the terms of this Agreement.

3.11.3No Member may make any voluntary assignment of all or any portion of its Units without the express, advance written approval of the Manager, and any attempted or purported voluntary assignment, without the approval of the Manager, shall be null, void and of no effect.

3.11.4No Member shall have any right to withdraw from the Company, except with the written approval of the Managers, and then on such terms as the Managers may agree in their sole and absolute discretion.

3.11.5No Member shall have the right to voluntarily dissolve the Company.

3.11.6Each Member hereby knowingly and voluntarily modifies, alters, waives, and relinquishes all Waivable Provisions of the FRLLCA, to the extent the same are not expressly provided for under this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01Initial Contributions. The Founding Member made a certain capital contribution at the Company’s formation which is reflected in this Operating Agreement.

4.02No Further Contributions. Except as provided in Section 4.05 below, no Member shall be required to make any Capital Contributions other than those specifically described by this Agreement, unless agreed to in writing by the contributing Member or required by the FRLLCA.

4.03Return of Contributions. No Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

4.04Loans by Members. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to make a loan to the Company with the Members' consent, and may advance all or part of the needed funds to or on behalf of the Company. An advance described in this paragraph constitutes a loan from the Member to the Company, bears interest at the General Interest Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

4.05Capital Accounts. A Capital Account shall be established and maintained for each Member. The Capital Account of each Member:

(a)shall consist of (i) the amount of money contributed by that Member to the Company, and (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code);

(b)shall be increased by allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i); and

(c)shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Internal Revenue Code), (iii) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Internal Revenue Code, and (iv) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (c)(iii) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or § 1.704- 1(b)(4)(iii).

The Capital Account of each Member also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). A Member that has more than one Membership Interest shall have a single Capital Account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired. On the transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l).

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.01Allocations.

(a)Except as may be required by Section 704(c) of the Internal Revenue Code and Treasury Regulation § 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Percentage Interests; provided, however, that any newly admitted Associate Member shall not be entitled to receive any allocations of profit or loss until the first day of the calendar quarter immediately following the date of such Associate Member's admission to the Company. All profits and losses earned or incurred by the Company prior to the first day of the calendar quarter following the date of a new Associate Member's admission shall be allocated solely among the Members who were Members as of the last day of the preceding calendar quarter. Any profit realized by the Company shall also be allocated among the Members according to this Agreement.

(b)All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Internal Revenue Code and the regulations thereunder.

(c)In the event any Member unexpectedly receives any adjustments, allocations or distributions described in § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of the Company's income and gain shall be specially allocated as a qualified income offset to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this paragraph 5.01(c) shall be made only if and to the extent that such Member has an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this paragraph 5.01(c) were not in this Agreement.

5.02Distributions.

(a)From time to time (but at least once each calendar quarter) the Managers shall determine in their reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Managers shall cause the Company to distribute to the Members and any Transferees, fifty percent (50%) pro rata to the Associate Members and fifty percent (50%) pro rata to the Founding Members, in accordance with their respective Percentage Interests within the relevant class.

(b)From time to time the Members also may cause property of the Company other than cash to be distributed to the Members and any Transferees, which distribution must be made in accordance with their Percentage Interests and may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the Capital Accounts of the Members shall be adjusted as provided in Treasury Regulation § 1.704-1(b)(2)(iv)(f).

ARTICLE VI

MANAGEMENT

6.01Management by Managers. The Company's business and affairs will be managed by its Managers. The Managers will direct, manage and control the Company's business to the best of their ability. Except for situations in which Member approval is expressly required by this Operating Agreement or by non-waivable provisions of law, the Managers have full authority and discretion to manage and control the Company's business, affairs and properties, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Operating Agreement or the FRLLCA.

6.02Number, Tenure and Qualifications

The Company will initially have at least one and no more than five Managers. Thomas Heimann and Cloud Title LLC, a Florida limited liability company, will initially serve as the Managers. The number of Managers of the Company may be amended from time to time by the vote or written consents of Founding Members holding a majority of over 50% of the Founding Membership Units. Each Manager holds office until a successor has been elected and qualified. Managers are elected by the vote or written consents of Founding Members holding over 50% of the Founding Membership Class Membership Interests and need not be residents of the State of Florida or Members of the Company.

6.03Certain Powers

Except as set forth in this Agreement, the Managers have the power and authority, on the Company's behalf for:

(a)entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(b)opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(c)maintaining the assets of the Company in good order;

(d)collecting sums due the Company;

(e)to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(f)acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

(g)borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(h)selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(i)obtaining insurance for the Company;

(j)determining distributions of Company cash and other property as provided in paragraph 5.02 of this Agreement;

(k)establishing a seal for the Company; and

(l)designating one or more committees, each of which shall be comprised of one or more Members, to exercise any authority of the Managers in the management, business and affairs of the Company.

6.04Restrictions. Notwithstanding the provisions of paragraph 6.01 of this Agreement, the Managers may not cause the Company to do any of the following without complying with the applicable requirements set forth below:

(a)enter into a Fundamental Business Transaction, without complying with the Appraisal Rights procedures set forth in the FRLLCA (a sale, lease, exchange or other disposal of all or substantially all the Company's property and assets, other than in the usual and regular course of the Company's business, shall be considered an “appraisal event” for the purposes of the Appraisal Rights procedures set forth in the FRLLCA);

(b)do any act in violation of this Agreement;

(c)admit a Member, except as expressly permitted by this Agreement;

(d)possess Company property or assign rights in Company property, other than for a Company purpose; or

(e)amend this Agreement, except as expressly permitted by this Agreement.

6.05Conflicts of Interest. Subject to the other express provisions of this Agreement, each Member, Manager and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. The Company may transact business with any Member, officer, Manager or Affiliate thereof, provided the contract or transaction is fair to the Company as of the time it is authorized or ratified by the Managers.

ARTICLE VII
CONFIDENTIAL INFORMATION

7.01 Confidential Information. The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Members promptly of any request for that information, before disclosing it if practicable), (ii) to advisers or representatives of the Member or persons to which that Member's Membership Interest may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this paragraph, or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality.

7.02. Specific Performance. The Members acknowledge that breach of the provisions of paragraph 7.01 of this Agreement may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of paragraph 7.01 of this Agreement may be enforced by specific performance.

ARTICLE VIII
MEETING OF MEMBERS

8.01Meetings.

(a)A quorum shall be present at a meeting of Members of the Founding Member Class if the holders of a Simple Majority are represented at the meeting in person or by proxy. With respect to any matter (including a Fundamental Business Transaction), other than a matter for which the affirmative vote of the holders of a specified portion of the Percentage Interests of all Members entitled to vote is required by the FRLLCA or this Agreement, the affirmative vote of a Simple Majority at a meeting of the Members at which a quorum is present shall be the act of the Members, except as provided by paragraph 8.01(b) or by another specific provision in this Agreement.

(b)The vote of a Super Majority of the Members of the Founding Member Class shall be required for the Company to enter into a Fundamental Business Transaction.

(c)All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or outside the State of Florida as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meetings by means of conference telephone or similar communications equipment pursuant to paragraph 8.06 of this Agreement.

(d)Notwithstanding the other provisions of the Articles of Organization or this Agreement, the chairman of the meeting or the holders of a Super Majority of Membership Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Super Majority. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(e)An annual meeting of the Founding Members for the transaction of other business as may properly come before the meeting, may be held, but is not required to be held at such place, within or outside the State of Florida, on such date and at such time as the Members shall fix and set forth in the notice of the meeting, which date shall be within thirteen months subsequent to the date of organization of the Company or the last annual meeting of Members, whichever most recently occurred.

(f)Meetings of the Members for any proper purpose or purposes may be called at any time by the holders of at least ten percent of the Percentage Interests of all Members of the Founding Member Class. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member who first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(g)Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Members at the address on the voting list provided, with postage thereon prepaid.

(h)The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Members declaring a distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members entitled to receive such distribution.

8.02Voting List. The Members shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the Percentage Interests held by each. For a period of ten (10) days prior to such meeting, such list shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Members at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original membership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this paragraph shall not affect the validity of any action taken at the meeting.

8.03Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this paragraph. Proxies for use at any meeting of Member or in connection with the taking of any action by written consent shall be filed with the Managing Member or other such office as the Members shall appoint, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managing Member, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Percentage Interests that are the subject of such proxy are to be voted with respect to such issue.

8.04Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including the regulation of the manner of voting and the conduct of discussion.

8.05Action by Written Consent Without Meeting.

(a)Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, with the written consent of the appropriate amount of Membership Interest. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject to the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company in the manner required by this paragraph, the signed consent or consents are delivered to the Company by delivery to its registered office, its principal place of business, or via email. Delivery shall be by hand, email or certified or registered mail, return receipt requested. Delivery to the Company's principal place of business shall be addressed to the Managing Member or officer in charge of taking such action. A telegram, telex, cablegram, email or similar transmission by a Member, or a photographic, photostatic, facsimile, scan or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this paragraph. The signed consent or a signed copy of the consent shall be kept on file at the principal office of the Company.

(b)The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or via email. Delivery shall be by hand, email or by certified or registered mail, return receipt requested. Delivery to the Company's principal place of business shall be addressed to the Managing Member or officer in charge of taking such action.

(c)If any action by Members is taken by written consent, any articles or documents filed with the Secretary of State of Florida as a result of the taking of the action shall state, in lieu of any statement required by the FRLLCA concerning any vote of Members, that written consent has been given in accordance with the provisions of the FRLLCA and that any written notice required by the FRLLCA has been given.

8.06Action by Telephone Conference or Other Remote Communications Technology. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Or, another suitable electronic communications system may be used including video-conferencing technology or the Internet, but only if each Member entitled to participate in the meeting consents to the meeting being held by means of that system and the system provides access to the meeting in a manner or using a method by which each of the Members participating in the meeting can communicate concurrently with each other participant. Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.07Classes of Members; Voting. At an annual or special meeting called for that purpose, the Members may from time to time establish classes or groups of Members. One or more of the Members' groups or classes may have certain expressed relative rights, powers, and duties, including voting rights, to be established at the time when the classes or groups are created, with seniority granted to one or more class or group as designated by the Members.

ARTICLE IX
OFFICERS

9.01 Qualification. The Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Florida. Any officers  so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Unless the

Managers decide otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant to this paragraph. Each officer shall hold office until his successor shall be duly designated and qualify for such office, until his death, or until he shall resign or shall have been removed in the manner hereinafter provided. Any vacancy occurring in any office of the Company may be filled by the vote of a Simple Majority of the Managers. Any number of offices may be held by one person.

9.02.Compensation. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers. However, election or appointment of an officer or agent shall not of itself, nor shall anything in this Agreement, create contract rights.

9.03.Resignation. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

9.04.Removal. Any officer may be removed as such, either with or without cause, by the Members whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed.

ARTICLE X
INDEMNIFICATION

10.01Right to Indemnification. Subject to the limitations and conditions as provided in this Article, each person who was or is made a party or is threatened to be made a party to or is involved in any Proceeding, or any appeal in such a Proceeding, or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a of the Company or while a of the Company is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the FRLLCA, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorney's fees) actually incurred by such person in connection with such Proceeding, and indemnification under this Article shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article shall be deemed contract rights, and no amendments, modification or repeal of this Article shall have the effect of limiting or denying any such rights with respect to actions taken or Proceeding arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this

Article could involve indemnification for negligence or under theories of strict liability.

10.02Advance Payment. The right to indemnification conferred in this Article shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under paragraph 10.01 of this Agreement who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Article and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article or otherwise.

10.03Indemnification of Officers, Employees and Agents. The Company, by adoption of a resolution of the , may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to under this Article; and, the Company may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the Company but who are or were serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person to the same extent that it may indemnify and advance expenses to under this Article.

10.04Appearance as a Witness. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by a in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

10.05Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article shall not be exclusive of any other right which a or other person indemnified pursuant to paragraph 10.03 of this Agreement may have or hereafter acquire under any law (common or statutory), provision of the Articles of Organization or this Agreement, agreement, vote of disinterested or otherwise.

10.06Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is a Manager or was serving as an officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article.

10.07Member Notification. To the extent required by law, any indemnification of or advance of expenses to a in accordance with this Article shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members' meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the twelve month period immediately following the date of the indemnification or advance.

10.08Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each or any other person indemnified pursuant to this Article as to costs, charges, and expenses (including attorney's fees), judgments, fines and amounts paid in settlement with respect to any action, suit or Proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI
TAXES

11.01Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in paragraph 11.02 of this Agreement. Each Manager shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

11.02Tax Elections. The Company has made the following elections on the appropriate tax returns:

(a)to adopt the calendar year as the Company's fiscal year;

(b)to adopt the accrual method of accounting for keeping the Company's books and records;

(c)if a distribution of Company property as described in Section 734 of the Internal Revenue Code occurs or if a transfer of a Membership Interest as described in Section 743 of the Internal Revenue Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Internal Revenue Code, to adjust the basis of Company properties;

(d)to elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under Section 195 of the Internal Revenue Code ratably over a period of sixty (60) months as permitted by Section 709(b) of the Internal Revenue Code; and

(e)any other election the Members may deem appropriate and in the best interest of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 subtitle A of the Internal Revenue Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

11.03Partnership Representative.

(a)Appointment; Resignation. The Members entitled to vote hereby appoint the Manager as the “partnership representative” as provided in Code Section 6223(a) (the “Partnership Representative”). The Partnership Representative can be removed at any time by a vote of a majority of the other Members entitled to vote. The Partnership Representative shall resign if it is no longer a Manager. In the event of the resignation or removal of the Partnership Representative a majority of the other Members shall select a replacement Partnership Representative. If the resignation or removal of the Partnership Representative occurs prior to the effectiveness of the resignation or removal under applicable Treasury Regulations or other administrative guidance, the Partnership Representative that has resigned or been removed shall not take any actions in its capacity as Partnership Representative except as directed by the other Members entitled to vote.

(b)Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c)Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member or former Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226, as amended by the BBA) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

(d)Tax Returns. The Partnership Representative shall cause to be prepared and timely filed all tax returns required to be filed by or for the Company.

(e)Survival. The obligations of each Member or former Member under this Section 11.03 shall survive the transfer or redemption by such Member of its membership interest, the termination of this Agreement, or the dissolution of the Company.

ARTICLE XII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

12.01Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members and Managers and each committee of the Managers. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Article IV of this Agreement. The calendar year shall be the accounting year of the Company.

12.02Accounts. the Managers shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Managers determine. the Managers may not commingle the Company's funds with the funds of any Member or Manager; however, Company funds may be invested in a manner the same as or similar to the ' investment of their own funds or investments by their Affiliates.

ARTICLE XIII

TRANSFERS

13.01Limited Right to Transfer. All references to transfers of Membership Interest in this Article refers to Membership Interest only, and references to Members shall mean Members. Membership Interest is not transferable and is subject to Company buy back as described in Section

14.11. No Member or Transferee shall make any Transfer of all or any part of its Membership Interest, whether now owned or hereafter acquired, except (a) with a Super Majority of the Members entitled to vote; (b) as provided by Article XIV of this Agreement; (c) as a Defaulting Member as provided by paragraph 15.01(f) of this Agreement; or (d) upon dissolution, as provided by paragraph 16.03 of this Agreement. Any attempted Transfer by a person of an interest or right, or any part thereof, in or in respect of the Company other than as specifically provided by this Agreement shall be, and is hereby declared, null and void ab initio.

13.02Rights of a Transferee. Unless and until a Transferee becomes a Substituted Member of the Company as provided in this Agreement, the Transferee shall be entitled only to receive distributions to which the transferor is entitled to the extent these items were transferred. The Membership Interest of the Transferee shall not be considered in the voting requirements of the Company, and the Transferee shall have no right to participate in the operations, voting or management of the Company. The Transferee shall not have access to records or other information concerning the Company's activities and affairs, except in the case of dissolution and winding up of the Company, in which case the Transferee is entitled to an account of the Company's transactions only from the date of dissolution.

13.03Legal Opinion. For the right of a Member to transfer a Membership Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, the Company must receive an opinion from legal counsel acceptable to the Members that states (a) the Transfer is exempt from registration under federal and state securities laws, (b)

the Transfer will not cause the Company to be in violation of federal and state securities laws, and

(c)the Transfer will not adversely affect the status of the Company as a partnership under the Internal Revenue Code or Treasury Regulations. The Managers, however, may waive the requirements of this paragraph, in their sole discretion.

13.04Admission as Substituted Member. A Transferee has the right to be admitted to the Company as a Substituted Member with the Percentage Interest and the Capital Commitment so transferred to such person, in the event that:

(a)the Member making such Transfer grants the Transferee the right to be so admitted;

(b)such Transfer is consented to in accordance with paragraph 13.01(a) of this Agreement; and

(c)a written, signed and dated instrument evidencing the Transfer has been filed with the Company in form and substance reasonably satisfactory to the Members, and said instrument contains (i) the agreement by the Transferee to be bound by all of the terms and provisions of this Agreement, (ii) any necessary or advisable representations and warranties, including that the Transfer was made in accordance with all applicable laws, regulations, and securities laws, (iii) the Percentage Interests and the Capital Commitments after the Transfer of the Member affecting the Transfer and the person to which the Membership Interest of part thereof is transferred (which together must total the Percentage Interest and the Capital Commitment of the Member affecting the Transfer before the Transfer) and (iv) the name, address and any other pertinent information necessary for amended Exhibit A and to make distributions.

13.05Transfer to Existing Member. In the event of a Transfer to an existing Member, the existing Member shall be automatically deemed to be a Substituted Member.

13.06Third Party Offer. In the event a Member desires to sell all or any portion of its Membership Interest to another person (other than an existing Member), the selling Member shall first offer to sell the Membership Interest to the other existing Members. Upon the receipt of an offer from a Third Party to purchase such Membership Interest, the selling Member shall promptly deliver a copy of the Third Party offer to all other Members. Each Member will have fifteen (15) days from the date of receipt of the Third Party offer to notify the selling Member in writing that the other Member intends to purchase the Membership Interest upon the terms and conditions of the Third Party offer. If more than one other Member desires to purchase the Membership Interest, each of the purchasing Members shall purchase a portion of the Membership Interest that is proportional to that Member's Percentage Interest. If none of the other Members give notification within fifteen (15) days of an intention to purchase the Membership Interest, then the selling Member shall be permitted to sell the Membership Interest to the Third Party upon the terms and conditions of the Third Party offer.

13.07Reasonable Expenses. The Member effecting a Transfer and the Substituted Member shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the admission of the Substituted Member (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in paragraph 13.03 of this Agreement) on or before the tenth (10th) day after the receipt by that person of the Company's invoice for the amount due. If payment is not made by the date due, the person owing the amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate.

ARTICLE XIV

BUYOUT OF MEMBERSHIP INTEREST

14.01Termination of Marital Relationship. All references to transfers of Membership Interest in this Article refers to Membership Interest only, and references to Members shall mean Members.

(a)If the marital relationship of a Member is terminated by death or divorce and such Member does not succeed to all of such Member's spouse's marital or nonmarital interest, if any, in the Membership Interest (such spouse is referred to hereafter in this Article as the “Transferee Spouse”), either as outright owner of such Membership Interest or as a trustee of a trust holding such Membership Interest, whether or not such Member is a beneficiary of such trust, then such Member shall have the option to purchase at Fair Value (determined as of the date of the death or divorce of the Member) the Transferee Spouse's interest in the Membership Interest to which such Member does not succeed. Such option must be exercised within ninety (90) days after the death of or the Member's divorce from the Transferee Spouse. Should the Member fail to exercise such option within such 90-day period, then the Company shall have the option to purchase such Membership Interest at Fair Value for a period of ninety (90) days after the lapse of the initial 90-day period and receipt of notice of such transfer to the Transferee Spouse.

(b)Any Membership Interest of the Company held by a trustee of a trust as a result of the death of or the Member's divorce from the Transferee Spouse, such Membership Interest shall be treated as owned by such Member for purposes of this agreement. If such Member ceases to act as trustee of such trust for any reason, then such Member shall have the option to purchase all of the Membership Interest at Fair Value held in such trust. Such option must be exercised within ninety (90) days after such Member ceases to act as trustee of such trust. Should such Member fail to exercise such option within such 90-day period, then the Company shall have the option to purchase such Membership Interest for a period of ninety (90) days after the lapse of the initial 90-day period and receipt of notice of such transfer.

14.02Death of a Member. Commencing upon the death of a Member, the surviving Members shall for a period of ninety (90) days from notice of the Member’s death have the option to purchase all or any portion of the deceased Member's Membership Interest at Fair Value (determined as of the date of the death of the Member); provided, however, the exercise of said option shall require the approval of a Simple Majority of the surviving Members. Upon the expiration of ninety (90) days after the death of a Member, the Company shall be obligated to purchase all, and not less than all, of the deceased Member's Membership Interest at Fair Value which the surviving Members do not elect to purchase pursuant to the option granted in the preceding sentence. The representative of the deceased Member (which may include spouse and executors, trustees, or administrators of the deceased Member) shall sell all of the deceased Member's Membership Interest to the Company and/or the other Members in accordance with the option or obligation established by this paragraph.

14.03Bankruptcy of Member. If any Member becomes a Debtor in Bankruptcy and the Company is member-managed, the Company shall have the option, exercisable by notice from the Members to the Debtor in Bankruptcy (or its representative) at any time prior to the one hundred eightieth (180th) day after receipt of notice of the occurrence of the event causing it to become a Debtor in Bankruptcy, to purchase all or any portion of the Debtor in Bankruptcy's Membership Interest at Fair Value (determined as of the date that notice of the exercise of such option is given by the ); provided, however, the exercise of said option shall require the approval of a Simple Majority of the other Members. In the event that notice of the exercise of such option is given by the Members to the Debtor in Bankruptcy (or its representative), the Debtor in Bankruptcy shall sell its interest to the Company as provided by this Article.

14.04Insufficient Surplus. If the Company shall not have sufficient surplus to permit it lawfully to purchase the Membership Interest under paragraph 14.01, 14.02 or 14.03 at the time of the closing, the other Members may take such action to vote their respective Membership Interests to reduce the capital of the Company or to take such other steps as may be appropriate or necessary in order to enable the Company lawfully to purchase such Membership Interest.

14.05Option by Other Members. If the Company fails or declines to exercise an option to purchase a Membership Interest of a Member as provided by this Agreement within the period of time specified for such option, then the other Members shall have the option for a period of ninety (90) days thereafter to purchase such Membership Interest in such proportions as they mutually agree or in proportion to their respective Percentage Interests for the same price and upon the same terms available to the Company.

14.06Exercise of Option. Any option to purchase a Membership Interest as provided by this Agreement shall be deemed exercised at the time the purchasing party delivers to the selling party written notice of intent to exercise such option along with an initial payment in the form of a certified or cashier's check in the amount of ten percent (10%) of the estimated purchase price anticipated by the purchaser, in person or by United States registered mail, properly stamped and addressed to the last known address of the selling party. Such option shall also be exercisable by email.

14.07Determination of Fair Value. The “Fair Value” of a Membership Interest shall be the amount that would be distributable to the Member holding such interest in the event that the assets of the Company were sold for cash and the proceeds, net of liabilities, were distributed to the holders of all Membership Interests pursuant to this Agreement. In the event that the Fair Value of a Membership Interest is to be determined under this Agreement, the Members shall select a qualified independent appraiser to make such determination, and the Members shall make the books and records available to the appraiser for such purpose. The determination of Fair Value made by such appraiser shall be final, conclusive, and binding on the Company, all Members, and all Transferees of a Membership Interest.

14.08Fees and Expenses of Appraiser. In the case of a purchase and sale of Membership Interest under paragraph 14.01 or 14.02 of this Agreement (in the event of death or divorce of a Member), the fees and expenses of such appraiser shall be paid by the Company. In the case of a purchase and sale of Membership Interest under paragraph 14.03 or 15.01 (in the event of the bankruptcy or default of a Member), the fees and expenses of such appraiser shall be paid by the Debtor in Bankruptcy or Defaulting Member, by deducting at closing such fees and expenses from the purchase price to be paid to such Debtor in Bankruptcy or Defaulting Member, and remitting the same to the Company. Otherwise, the fees and expenses of such appraiser shall be shared equally by the purchaser and seller.

14.09Right to Withdraw Option. In the event that a Member has exercised an election to purchase a Membership Interest under this Agreement and Fair Value has been determined as provided by paragraph 14.07 of this Agreement, such Member may elect to terminate its right to purchase within fifteen (15) days following its receipt of the determination of Fair Value, by delivery of written notice to the Company and to the Transferee. In such an event, the initial payment shall be returned to the Member withdrawing the option, and the other Members may elect to purchase the Membership Interest (or portion thereof) in such proportions as they mutually agree or in proportion to their respective Percentage Interests.

14.10Terms of Purchase.

(a)The closing date for any sale and purchase made pursuant to this Article shall be the later of (i) thirty (30) days after the notice of the exercise of option has been received by the selling party, or (ii) thirty (30) days after the parties have received notice of the Fair Value of the Membership Interest.

(b)Payment of the purchase price for a Membership Interest may be made by the Company and/or the other Members as follows: (i) a down payment equal to ten percent (10%) of the Fair Value to be made at closing, and (ii) the balance of the purchase price, bearing interest at the General Interest Rate determined on the date of closing, to be paid in twenty-four (24) equal monthly installments, with the first payment due thirty (30) days after the date of closing. Any such purchaser shall have the right to pay all or any part of such obligation at any time or times in advance of maturity without penalty. In the event that the Company becomes a party to a Fundamental Business Transaction, such obligation (or remaining portion thereof) shall be paid in full within thirty (30) days of the date that the Company becomes a party to such transaction.

(c)At the closing, the person selling the Membership Interest will transfer the Membership Interest free and clear of any liens or encumbrances, other than those which may have been created to secure any indebtedness or obligations of the Company.

(d)In each event that a Membership Interest in the Company is purchased as described in this Agreement, upon the execution and delivery of the notes or payment of the cash as required herein, this Agreement shall operate as an automatic transfer to the purchaser of the Membership Interest in the Company. The payment to be made to the selling Member, Transferee, or its representative shall constitute complete release, liquidation and satisfaction of all the rights and interest of the selling Member, Transferee, or its representative (and of all persons claiming by, through, or under the selling Member, Transferee, or its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members. The parties shall perform such actions and execute such documents that may be reasonably necessary to effectuate and evidence such purchase and sale, and release as provided by this paragraph.

ARTICLE XV

DEFAULT OF A MEMBER

15.01Failure to Contribute. If a Member does not contribute by the time required all or any portion of a Capital Contribution that the Member is required to make as provided in this Agreement, the Company may exercise, on notice to that Member (the “Defaulting Member”), one or more of the following remedies:

(a)taking such action (including, without limitation, court proceedings) as the Members may deem appropriate to obtain payment by the Defaulting Member of the portion of the Defaulting Member's Capital Contribution that is in default, together with interest thereon at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Defaulting Member;

(b)permitting the other Members in proportion to their Percentage Interests or in such other percentages as they may agree (the “Lending Member,” whether one or more), to advance the portion of the Defaulting Member's Capital Contribution that is in default, with the following results:

(i)the sum advanced constitutes a loan from the Lending Member to the Defaulting Member and a Capital Contribution of that sum to the Company by the Defaulting Member pursuant to the applicable provisions of this Agreement,

(ii)the principal balance of the loan and all accrued unpaid interest thereon is due and payable in whole on the tenth (10th) day after written demand therefor by the Lending Member to the Defaulting Member,

(iii)the amount lent bears interest at the Default Interest Rate from the day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Lending Member,

(iv)all distributions from the Company that otherwise would be made to the Defaulting Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the loan and all interest accrued on it have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and then to principal),

(v)the payment of the loan and interest accrued on it is secured by a security interest in the Defaulting Member's Membership Interest, as more fully set forth in paragraph 15.02 of this Agreement, and

(vi)the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings) that the Lending Member may deem appropriate to obtain payment by the Defaulting Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Defaulting Member;

(c)exercising the rights of a secured party under the Uniform Commercial Code of the State of Florida;

(d)reducing the Defaulting Member's Membership Interest or other interest in the Company;

(e)subordination of the Defaulting Member's Membership Interest to the non- defaulting Member;

(f)a forced sale of the Defaulting Member's Membership Interest at Fair Value and upon the terms of purchase as provided in Article XIV;

(g)forfeiture of the Defaulting Member's Membership Interest; or

(h)exercising any other rights and remedies available at law or in equity.

15.02Security. Each Member grants to the Company, and to each Lending Member with respect to any loans made by the Lending Member to that Member as a Defaulting Member under this Article, as security, equally and ratably, for the payment of all Capital Contributions that Member has agreed to make and the payment of all loans and interest accrued on them made by Lending Members to that Member as a Defaulting Member pursuant to paragraph 15.01(b) of this Agreement, a security interest in, and a general lien on its Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Florida. It is expressly agreed that the security interest created thereby shall be governed by Chapter 679 of the Florida Statutes, the Uniform Commercial Code - Secured Transactions. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Florida with respect to the security interest granted in this Article. Each Member shall execute and deliver to the Company and the other Members all financing statements and other instruments that the Members or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Article. At the option of the Members or a Lending Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

15.03Compromise or Release. The obligation of a Defaulting Member or its legal representative or successor to make a contribution or otherwise pay cash or transfer property or to return cash or property paid or distributed to the Defaulting Member in violation of the FRLLCA or this Agreement may be compromised or released only with the approval of a Super Majority of the other Members. Notwithstanding the compromise or release, a creditor of the Company who extends credit or otherwise acts in reasonable reliance on that obligation, after the Member signs a writing that reflects the obligation and before the writing is amended or canceled to reflect the compromise or release, may enforce the original obligation.

15.04Expulsion. A Member may be expelled from the Company by a vote of a Supermajority all the Members (not including the Member to be expelled) if that Member (a) has willfully violated any provision of this Agreement; (b) committed fraud, theft, or gross negligence against the Company or one or more Members of the Company, (c) engaged in wrongful conduct that adversely and materially affects the business or operation of the Company or (d) met any other condition that allows a Member to be expelled under the FRLLCA. Such a Member shall be considered a Defaulting Member, and the Company or other Members may also exercise any one or more of the remedies provided for in Article 15.01. The Company may offset any damages to the Company or its Members occasioned by the misconduct of the expelled Member against any amounts distributable or otherwise payable by the Company to the expelled Member.

15.05Other Dissociation. If a Member becomes dissociated from the Company by any other means not already specifically mentioned in Articles XIV and XV, the Member shall be considered a Defaulting Member and the Company or other Members may exercise any one or more of the remedies provided for in Article 15.01, subject to the approval of a Simple Majority of the other Members.

ARTICLE XVI

DISSOLUTION

16.01Event Requiring Dissolution. The Company shall begin to wind up its affairs upon the first of the following to occur:

(a)the execution of an instrument approving the dissolution of the Company by a Super Majority of the Members;

(b)the occurrence of any event that terminates the continued membership of the last remaining Member of the Company; provided, however, that the Company is not dissolved if, no later than ninety (90) days after the termination of the membership of the last remaining Member, the legal representative or successor of the last remaining Member, or the legal representative or successor's designee, agrees to continue the Company and to become a Member as of the date of termination of the membership of the last remaining Member;

(c)entry of a decree of judicial dissolution of the Company;

(d)the occurrence of a nonwaivable event under the terms of the FRLLCA which requires the Company to be terminated; or

(e)by the act of the Managers, if no capital has been paid into the Company, and the Company has not otherwise commenced business.

16.02Business May Be Continued. Except as provided in paragraph 16.01(b) of this Agreement, any event that terminates the continued membership of a Member in the Company shall not dissolve the Company if at least a Simple Majority of the remaining Member agree to continue the business of the Company, within ninety (90) days after the date of dissolution. If ninety (90) days have expired, the Members must amend the Articles of Organization during the three (3) year period following the event of dissolution, to exclude the event of dissolution, as applicable.

16.03Purchase of Former Member's Membership Interest. Upon an event requiring dissolution as provided in 16.01 of this Agreement, the Company's books shall be closed upon the date of such event, so as to determine the Former Members’ Membership Interest value on the date ending all of the Former Members’ financial interest in the Company. Within one hundred eighty

(180) days of such event, the Company shall purchase the Former Members’ Membership Interest at Fair Value (as determined by paragraph 14.07 of this Agreement), upon terms of purchase as provided in Article XIV of this Agreement.

16.04Liquidation and Dissolution. As soon as possible following an event requiring dissolution of the Company, the Members shall act as liquidator or may appoint one or more as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the FRLLCA. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The steps to be accomplished by the liquidator are as follows:

(a)as promptly as possible after such event and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)the liquidator shall cause the notice described in Section 605.0711 of the Florida Statutes to be mailed to each known creditor of and claimant against the Company in the manner described in such statute, and shall follow the procedure of Section 605.0712, Florida Statutes, to resolve payment of unknown claims;

(c)the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any loans or advances described in paragraph 4.04 of this Agreement) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d)all remaining assets of the Company shall be distributed to the Members as follows:

(i)the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members;

(ii)with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution;

(iii)Company property shall be distributed among the Associate Members in accordance with the positive Capital Account balances of such Members, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the company occurs (other than those made by reason of this clause (iii)) until each Associate Member has received a return of his, her or its Capital Contribution; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of liquidation);

(iv)Company property shall be distributed among the Founding Members in accordance with the positive Capital Account balances of such Members, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the company occurs (other than those made by reason of this clause (iii)) until each Founding Member has received a return of his, her or its Capital Contribution; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of liquidation); and

(v)Company property shall be distributed equally among the Associate Members and Founding Members, pro rata, in accordance with the positive Capital Account balances of such Members, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the company occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety

(90) days after the date of liquidation);

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of dissolution and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this paragraph. Upon completion of all distributions to the Member, such distribution shall constitute a complete return to the Member of its Capital Contributions and release all claims against the Company. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

16.05Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Percentage Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

16.06Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is dissolved, and the Members (or such other person or persons as the FRLLCA may require or permit) shall file Articles of Dissolution pursuant to Section 605.0707 of the Florida Statutes with the Department of State of Florida along with a certificate from the comptroller that all fees and license taxes owing to the State have been paid, and take such other actions as may be necessary to terminate the Company.

ARTICLE XVII
AMENDMENT OR MODIFICATION

17.01Amendment or Modification. This Agreement may be amended or modified from time to time only with a written instrument executed with the consent of Founding Class Members representing a Super Majority.

17.02 Special Provisions for Certain Amendments or Modifications.

(b) An amendment or modification reducing the required Percentage Interest or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Percentage Interest or other measure theretofore required.

(d) An amendment or modification made solely to reflect the admission or withdrawal of a Member (such as to Exhibit A) need not be approved by any Member if the requirements set forth in this Agreement with respect to the admission or withdrawal of the Member are otherwise satisfied.

ARTICLE XVIII

GENERAL PROVISIONS

18.01Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. In the event there is only one Member, then references to Members in the plural should be construed as singular.

18.02Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

18.03Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Members must be given to the Members at the following address:

℅ Thomas Heimann Cloud Title Partners LLC 200 Central Ave., 4th Floor St. Petersburg, FL 33701

Whenever any notice is required to be given by law, the Articles of Organization or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

18.04Entire Agreement; Supersedes Other Agreements. This Agreement includes the entire agreement of the Members and their Affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

18.05Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

18.06Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns. However, unless and until properly admitted as a

Member, no Transferee will have any rights of a Member beyond those provided expressly set forth in this Agreement or granted by the FRLLCA to Transferees.

18.07Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, EXCLUDING ANY CHOICE OR CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

18.08Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

18.09Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

18.10Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

18.11Indemnification. To the fullest extent permitted by law, each Member shall indemnify the Company, each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney's fees) they may incur on account of any breach by that Member of this Agreement.

18.12Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same instrument.

ARTICLE XIX

NOTICES

19.01Compliance with the Securities Act of 1933 and the Florida Securities and Investor Protection Act. THE OWNERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE MEMBERS (WHICH, IN THE DISCRETION OF THE, MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS, ESPECIALLY THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT. THE OWNERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS OPERATING AGREEMENT ARE SUBJECT TO RESTRICTIONS ON THE SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION AS SET FORTH IN THIS OPERATING AGREEMENT.

19.02Notice to Members. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Membership Interests set forth in this Agreement, and all of the provisions of the Articles of Organization. Except as otherwise expressly provided by law, each Member hereby agrees that this Agreement constitutes adequate notice of any notice requirement under Chapter 679 of the Florida Statutes, the Uniform Commercial Code - Secured Transactions, and each Member hereby waives any requirement that any further notice thereunder be given.

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IN WITNESS HEREOF, the Members have executed this Operating Agreement, as of the Effective Date.

IN WITNESS HEREOF, the Members have executed this Operating Agreement, as of the Effective Date.

EXHIBIT A

MEMBERS OF CLOUD TITLE PARTNERS LLC

Current as of January 8, 2024

Member’s Name & Address	Class of Interest	Capital Contribution	Membership Units/ Percentage Interest
Pamela Karasy	Founding	$24,000	20%
Overseas Adventures LLC	Founding	$24,000	20%
Cloud Title LLC	Founding	$12,000	10%
	Associate		50%